EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE Ltd. for the registration of 476,114 of its ordinary shares under the inContact, Inc. 2008 Equity Incentive Plan of our report March 23, 2016 with respect to the consolidated financial statements of NICE Ltd., and the effectiveness of internal control over financial reporting of NICE Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 23, 2016.

/s/ KOST, FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
 November 14, 2016